Exhibit 2.4

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of July 22, 2012 (this “Agreement”), is by and between GeoEye, Inc., a Delaware corporation (“GeoEye”), and Morgan Stanley Principal Investments, Inc., a Delaware corporation (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial owner” (as defined under Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.001 per share (the “DigitalGlobe Common Stock”), of DigitalGlobe, Inc., a Delaware corporation (“DigitalGlobe”), as set forth opposite the Stockholder’s name on Schedule I hereto (all such shares of DigitalGlobe Common Stock, the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, DigitalGlobe, 20/20 Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), WorldView, LLC, a Delaware limited liability company (“Merger Sub 2”), and GeoEye are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into GeoEye (the “Merger”), and, immediately after the Merger, GeoEye will be merged with and into Merger Sub 2 (the “Subsequent Merger” and together with the Merger, the “Combination”), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as a condition to GeoEye’s willingness to enter into and perform its obligations under the Merger Agreement, GeoEye has requested that the Stockholder enter into this Agreement, and the Stockholder has agreed to do so in order to induce GeoEye to enter into, and in consideration of it entering into, the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Agreement to Vote

Section 1.1. Agreement to Vote.

(a) From the date hereof until the earlier to occur of (i) the date as of which the DigitalGlobe Stockholder Approval shall have been obtained and (ii) the termination of this Agreement in accordance with Section 5.1 (the “Voting Period”), except to the extent waived in writing by GeoEye in its sole and absolute discretion, at any meeting of the stockholders of DigitalGlobe (including the DigitalGlobe Stockholders Meeting), however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of DigitalGlobe or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of DigitalGlobe is sought, the Stockholder agrees to vote (or cause to be voted) all of its Subject Shares, (i) in favor of adoption of the Merger Agreement and approval of the Merger and the transactions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof or thereof; and (ii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any

DigitalGlobe Takeover Proposal; (B) any reorganization, recapitalization, dissolution, liquidation or winding up of DigitalGlobe or any of its Subsidiaries, except as contemplated by the Merger Agreement; (C) any amendment of DigitalGlobe’s certificate of incorporation or by-laws, except as contemplated by the Merger Agreement; or (D) any other action or proposal involving DigitalGlobe that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger.

(b) During the Voting Period, at any meeting of the stockholders of DigitalGlobe that is held (including the DigitalGlobe Stockholders Meeting), the Stockholder shall, or shall direct the holder(s) of record of its Subject Shares on any applicable record date to, appear, in person or by proxy, at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum.

(c) SOLELY IN THE EVENT OF A FAILURE BY THE STOCKHOLDER TO ACT IN ACCORDANCE WITH THE STOCKHOLDER’S OBLIGATIONS AS TO VOTING OR EXECUTING A WRITTEN CONSENT PURSUANT TO SECTION 1.1(a), THE STOCKHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS MATTHEW M. O’CONNELL AND WILLIAM L. WARREN, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF GEOEYE, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF GEOEYE, AND EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF THE STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF STOCKHOLDERS OF DIGITALGLOBE, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD BY THE STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 1.1(a), IN ACCORDANCE WITH AND IN FURTHERANCE OF THE PURPOSES CONTEMPLATED BY SECTION 1.1(a) (AND SUBJECT TO SECTION 1.1(d)), DURING THE VOTING PERIOD, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS THE STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(c) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF ITS SUBJECT SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 1.1(a), AND DURING THE VOTING PERIOD, NO SUBSEQUENT PROXY (WHETHER REVOCABLE OR IRREVOCABLE) OR POWER OF ATTORNEY SHALL BE GIVEN BY THE STOCKHOLDER, EXCEPT AS REQUIRED BY ANY LETTER OF TRANSMITTAL IN CONNECTION WITH THE MERGER. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

(d) Notwithstanding anything herein to the contrary: (i) nothing in this Agreement, including this Section 1.1, shall limit or restrict any Affiliate or designee of the Stockholder who serves as a member of the Board of Directors of DigitalGlobe from exercising his or her fiduciary duties and responsibilities including, without limitation, taking any action in compliance with Section 5.02 of the Merger Agreement (including, without limitation, considering and voting in favor of a Superior DigitalGlobe Proposal in the capacity as a director of DigitalGlobe); (ii) the Stockholder shall remain free to vote (or execute consents or proxies with respect to) its Subject Shares with respect to any matter not covered by this Section 1.1 in any matter the Stockholder deems appropriate, so long as such vote (or execution of consents or proxies with respect thereto) does not violate this Agreement; and (iii) the Stockholder shall remain free to vote (or execute consents or proxies with respect thereto) and this Section 1.1 shall not require the Stockholder to vote or consent (or cause any Affiliates to vote or consent) its Subject Shares to (A) adopt the Merger Agreement or in favor of the Merger or any of the other transactions contemplated by the Merger Agreement, to the extent that, without the approval or consent in writing by the Stockholder, the Merger Agreement has been amended or modified, or a provision therein has been waived, in any such case, in a manner that increases the amount of consideration or is otherwise adverse to the Stockholder (in other than an immaterial manner); or (B) amend the Merger Agreement or take any action that could result in the consequences described in the foregoing clause (iii)(A).

ARTICLE II

Representations and Warranties of the Stockholder

The Stockholder hereby represents and warrants to GeoEye as follows:

Section 2.1. Organization. The Stockholder is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization.

Section 2.2. Authority. The Stockholder has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Stockholder and the consummation of the transactions contemplated by this Agreement by the Stockholder have been duly authorized by all necessary corporate action on the part of the Stockholder, and, assuming the due authorization, execution, and delivery of this Agreement by GeoEye, this Agreement constitutes a legal, valid, and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or pursuant to applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 2.3. Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has marketable title to, the Subject Shares listed beside the Stockholder’s name on Schedule I attached hereto, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided (i) in this Agreement, (ii) pursuant to any applicable restrictions on transfer under the Securities Act or other applicable securities laws, (iii) in the Investor Agreement, dated as of

April 29, 2009 (as it may be amended from time to time, the “Investor Agreement”), by and between DigitalGlobe and Stockholder, (iv) in the Stockholders Agreement, dated as of July 9, 2003, as amended (as it may be further amended from time to time, the “DigitalGlobe Stockholders Agreement”), by and among DigitalGlobe and the other parties thereto or (v) as set forth on Schedule I. As of the date hereof, excluding shares of DigitalGlobe Common Stock, DigitalGlobe Stock Options or other securities owned, beneficially or of record, by the Stockholder’s Affiliates (including Morgan Stanley & Co. LLC (“MS&Co”) and Morgan Stanley Smith Barney LLC (“MSSB”)), the Stockholder does not own, beneficially or otherwise, any DigitalGlobe Common Stock, DigitalGlobe Stock Options or other equity securities of DigitalGlobe other than as set forth in Schedule I hereto, and the Stockholder does not own or hold any right to acquire any additional shares of any class of DigitalGlobe Capital Stock or other equity securities of DigitalGlobe or any interest therein or any voting rights with respect to any equity securities of DigitalGlobe other than its Subject Shares.

Section 2.4. Voting Power. Subject only to applicable securities laws and the terms of this Agreement, except as provided in (i) the Investor Agreement, (ii) the DigitalGlobe Stockholders Agreement or (iii) as set forth on Schedule I, (a) the Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Subject Shares, with no limitations, qualifications, or restrictions on such rights and (b) the Stockholder represents that any proxies heretofore given in respect of its Subject Shares are not irrevocable, and that any such proxies are hereby revoked pursuant to Section 1.1(c) hereof and that the Stockholder shall take any additional action necessary to effectuate the foregoing.

Section 2.5. Consents and Approvals; No Violation. Except as may be set forth in the Merger Agreement or the schedules, exhibits or attachments thereto (including, without limitation, filings as may be required under applicable securities laws) and any filing required under Section 13 or 16 under the Exchange Act, (a) no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this Agreement, and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated by this Agreement or compliance by the Stockholder with any of the provisions of this Agreement shall (x) result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any material trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, agreement or instrument to which the Stockholder is a party or (y) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, law, rule or regulation applicable to the Stockholder, except under any of the foregoing, where the absence of filing or authorization, conflict, violation, breach or default would not materially impair or materially adversely affect the ability of the Stockholder to perform its obligations hereunder.

Section 2.6. Litigation. As of the date hereof, there is no action, suit or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, threatened in writing against the Stockholder that restricts or prohibits (or, if successful, would reasonably be expected to restrict or prohibit) the performance by the Stockholder of its obligations under this Agreement.

Section 2.7. Acknowledgment. The Stockholder understands and acknowledges that GeoEye is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of GeoEye

GeoEye hereby represents and warrants to the Stockholder as follows:

Section 3.1. Organization. GeoEye is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

Section 3.2. Corporate Authorization; Validity of Agreement; Necessary Action. GeoEye has the corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by GeoEye, and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of GeoEye, and, assuming the due authorization, execution and delivery thereof by the Stockholder, constitutes a legal, valid and binding obligation of GeoEye, enforceable against it in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or pursuant to applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 3.3. Consents and Approvals; No Violation. (a) Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws), no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by GeoEye and the consummation by GeoEye of the transactions contemplated by this Agreement, and (b) none of the execution and delivery of this Agreement by GeoEye, the consummation by GeoEye of the transactions contemplated by this Agreement or compliance by GeoEye with any of the provisions of this Agreement shall (x) conflict with or result in any breach of the organizational documents of GeoEye, (y) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any material trust agreement, loan or credit agreement, note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which GeoEye is a party, or (z) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to GeoEye, except under clauses (x), (y) or (z), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely affect the ability of GeoEye to perform its obligations hereunder.

Section 3.4. Litigation. As of the date hereof, there is no action, suit or other proceeding pending against GeoEye or, to the knowledge of GeoEye, threatened in writing against GeoEye that restricts or prohibits (or, if successful, would reasonably be expected to restrict or prohibit) the exercise by GeoEye of its rights under this Agreement or the performance by GeoEye of its obligations under this Agreement.

ARTICLE IV

Covenants of the Stockholder

The Stockholder covenants and agrees as follows:

Section 4.1. Restriction on Transfer and Proxies. Except as contemplated by this Agreement, the Merger Agreement, the Investor Agreement or the DigitalGlobe Stockholders Agreement, during the Voting Period through the earlier to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms or (c) the termination of this Agreement in accordance with Section 5.1, the Stockholder shall not, (x) sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of (each, a “Transfer”), or enter into any contract, option, or other arrangement or understanding with respect to the Transfer of, any or all of its Subject Shares, unless such Transfer is a Permitted Transfer; (y) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares that could reasonably be expected to prevent, nullify, impede, interfere with, frustrate, delay, postpone, discourage or otherwise materially adversely affect the Merger, the Merger Agreement, any of the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing; or (z) deposit any of its Subject Shares into a voting trust or enter into a voting agreement with respect to any of its Subject Shares. For the purposes hereof, “Permitted Transfer” means a Transfer by the Stockholder to any Affiliate of the Stockholder; provided that such transferee Affiliate agrees in writing to assume all of the transferring Stockholder’s obligations hereunder in respect of the Subject Shares subject to such Transfer and to be bound by, and comply with, the terms of this Agreement with respect to the Subject Shares that are subject to the Transfer, to the same extent as the transferring Stockholder is bound hereunder. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that nothing herein shall prohibit any Transfer of Subject Shares by the Stockholder pursuant to and in accordance with the terms of the Merger Agreement.

Section 4.2. Stop Transfer; Changes in Subject Shares. The Stockholder agrees with, and covenants to, GeoEye that, until the termination of this Agreement in accordance with its terms, (a) this Agreement and the obligations hereunder shall attach to its Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s successors or assigns and (b) the Stockholder shall not request that DigitalGlobe register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Subject Shares, unless such transfer is made in compliance with this Agreement or is otherwise contemplated or permitted by the Merger Agreement. Notwithstanding any Transfer of Subject Shares, the Stockholder transferring such Subject Shares shall remain liable for the performance of all of its obligations under this Agreement.

Section 4.3. Additional Securities. In the event the Stockholder becomes the record or beneficial owner of (a) any shares of DigitalGlobe Common Stock or any other equity securities of DigitalGlobe, (b) any equity securities which may be converted into or exchanged for such shares of DigitalGlobe Common Stock or other equity securities of DigitalGlobe or (c) any equity securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares of DigitalGlobe Common Stock or other equity securities of DigitalGlobe (collectively, “Additional Securities”), the terms of this Agreement shall apply to all such Additional Securities as though owned by the Stockholder on the date of this Agreement.

Section 4.4. Stockholder Capacity. The Stockholder enters into this Agreement solely in its capacity as the record or beneficial owner of its Subject Shares. Nothing contained in this Agreement shall limit the rights and obligations of any of the Stockholder’s Affiliates or any of its officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) in his or her capacity as a director or officer of DigitalGlobe, and the agreements set forth herein shall in no way restrict any director or officer of DigitalGlobe in the exercise of his or her fiduciary duties as a director or officer of DigitalGlobe (including, without limitation, considering and voting in favor of a Superior DigitalGlobe Proposal in the capacity as a director or officer of DigitalGlobe).

Section 4.5. Documentation and Information. The Stockholder (a) consents to and authorizes the publication and disclosure by GeoEye and its Affiliates of its identity and holdings of Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, the Joint Proxy Statement, or any other disclosure document in connection with the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement, and (b) agrees promptly to give to GeoEye any information it may reasonably require in order to comply with applicable law for the preparation of any such disclosure documents. The Stockholder agrees to promptly, following obtaining knowledge thereof, notify GeoEye of any required corrections with respect to any written information supplied by it in writing to GeoEye specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

Section 4.6. No Solicitation. During the Voting Period, the Stockholder shall not, nor shall it authorize or permit any of its officers, directors or employees to, directly or indirectly (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to a DigitalGlobe Takeover Proposal, (b) initiate a stockholders’ vote with respect to a DigitalGlobe Takeover Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of DigitalGlobe with respect to a DigitalGlobe Takeover Proposal.

ARTICLE V

Termination

Section 5.1 This Agreement and the covenants, obligations and agreements set forth in this Agreement shall automatically terminate (without any further action of any Person) upon the earlier to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms, and (c) the making of any change, by amendment, waiver or other modification to any provision of the Merger Agreement, not approved or consented to in writing by the Stockholder that increases the amount of consideration or is otherwise adverse to the Stockholder (in other than an immaterial manner). In the event of termination of this Agreement pursuant to this Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from liability for any intentional material breach hereof prior to such termination; provided further, that the provisions set forth in Article VI shall survive the termination of this Agreement.

ARTICLE VI

Miscellaneous

Section 6.1. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware.

(b) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court in any such dispute and (c) agrees that it will not bring any action relating to this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware.

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.1.

Section 6.2. Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 6.1, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which any party is entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 6.3. Assignment. Except in connection with Transfer permitted by Section 4.1, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that GeoEye may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of GeoEye, but no such assignment shall relieve GeoEye from its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns

Section 6.4. Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed on behalf of GeoEye and the Stockholder. Any agreement on the part of a party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 6.5. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Stockholder:

Morgan Stanley Principal Investments, Inc.

1585 Broadway

New York, New York 10036

Phone: (212) 761-2499

Fax:     (212) 507-2008

Attention:         Brian Marcus

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10173

Phone: (212) 547-5400

Fax:     (212) 547-5444

Attention:         Stephen E. Older and

                          Seth T. Goldsamt

If to GeoEye, to:

GeoEye, Inc.

2325 Dulles Corner Boulevard

Herndon, VA 20171

Phone: (703) 480-5672

Fax:     (703) 480-8175

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Phone: (202) 637-2200

Facsimile: (202) 637-2201

Attention: William P. O’Neill

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Phone: (212) 446-4861

Facsimile: (212) 446-4900

Attention: David B. Feirstein, Esq.

Section 6.6. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

Section 6.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 6.7 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 6.8. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 6.9. No Third Party Beneficiaries. Each party agrees that its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights of remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 6.10. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, general or limited partners, members, controlling persons, directors, officers, employees, managers, agents or Affiliates of any party hereto or any former, current or future equity holder, general or limited partner, member, controlling person, director, officer, employee, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 6.11. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specifically indicated. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement, as in effect of the date hereof.

Section 6.12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 6.13. No Strict Construction. The parties hereto acknowledge that this Agreement has been prepared jointly by them and shall not be strictly construed against any party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GEOEYE, INC.

By:	/s/ Matthew M. O’Connell
Name:	Matthew M. O’Connell
Title:	President & Chief Executive Officer

MORGAN STANLEY PRINCIPAL
INVESTMENTS, INC.

By:	/s/ TODD VANNUCCI
Name:	TODD VANNUCCI
Title:	VICE PRESIDENT

[Signature Page to Morgan Stanley Voting Agreement]

SCHEDULE I

Stockholder (Name and Address)	Shares of DigitalGlobe Common Stock
Morgan Stanley Principal Investments, Inc. 1585 Broadway, New York, New York 10036	7,463,076

Schedule I